Morgan Stanley Utilities Fund
Item 77(o) 10f-3 Transactions
January 1, 2001 - June 30, 2001


Security
Date of
Purchase
Price
Of Shares
Shares
Purchased
%of
Assets
Total
Issued
Purchased
By Fund
Broker

Peabody Energy

05/24/01

$28.00

52,800

0.060%

$420,000,000

0.352%
Lehman
Brothers












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